UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: November 25, 2013

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2013, NovaBay Pharmaceuticals, Inc. entered into a Common Stock Purchase Agreement (the “Agreement”) with Pioneer Pharma (Singapore) Pte. Ltd. (“Pioneer”), pursuant to which: (a) Pioneer agreed to purchase from NovaBay, and NovaBay agreed to sell to Pioneer, five million shares of NovaBay’s common stock for aggregate gross proceeds to NovaBay of $5.7 million; and (b) NovaBay and Pioneer agreed to cancel two warrants held by Pioneer to purchase an aggregate of two million shares of NovaBay’s common stock for aggregate gross proceeds of $3.0 million, and the obligation of Pioneer to exercise the warrants pursuant to a Warrant Amendment Agreement entered into between NovaBay and Pioneer on May 9, 2013. The purchase of the five million shares is subject to customary closing conditions, including the receipt of regulatory clearance of the sale.

Item 3.02: Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated here by reference thereto. No underwriting discounts or commissions will be paid in connection with the sale of the shares as described above. Pioneer is a non-U.S. person, and the sale of the shares by NovaBay to Pioneer is being made by NovaBay in reliance upon the exemptions from securities registration of Section 4(2) and Regulation S of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.
(Registrant)

By:	/s/ Thomas J. Paulson
Thomas J. Paulson
Chief Financial Officer and Treasurer

Dated: December 2, 2013